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                                                                     EXHIBIT 8.1

                          FULBRIGHT & JAWORSKI L.L.P.
                  A Registered Limited Liability Partnership
                               666 Fifth Avenue
                           New York, New York  10103



                                             June 19, 2000



Universal Health Services, Inc.
367 South Gulph Road
King of Prussia, Pennsylvania  19406-0958

     Re:  Convertible Debentures Due 2020
          -------------------------------

Ladies and Gentlemen:

     At your request, we have examined the Offering Memorandum prepared in connection with the issuance by Universal Health Services, Inc. (the "Company") and sale to Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., UBS Warburg LLC and Banc of America Securities LLC, as initial purchasers (the "Initial Purchasers"), of the Company's convertible debentures due 2020 (the "Debentures") in the aggregate principal amount at maturity of $586,992,000 (which amount includes $61,992,000 aggregate principal amount at maturity of Debentures to be purchased by the Initial Purchasers pursuant to the exercise in full of their over-allotment option), which Debentures may be converted to class B common stock, par value $.01, of the Company.

     For the purpose of rendering this opinion, we have examined and relied upon the current and continued truth and accuracy of the assumptions and factual matters we have considered as well as the current and continued truth and accuracy of the statements, covenants, representations and warranties contained in the Indenture and that certain tax representation letter delivered to us by the Company (including, without limitation, a representation by the Company that it reasonably believes, and in fact will, have the capacity to repay the principal amount of the Debentures in the event none of the Debentures are converted). We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us.

     Based upon and subject to the qualifications and limitations contained herein and in the Offering Memorandum, it is our opinion that the Debentures will be treated as indebtedness for United States Federal income tax purposes.
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Universal Health Services, Inc.
June 19, 2000
Page 2


     Notwithstanding our opinion set forth in the preceding paragraph, there is no legal precedent or binding authority directly addressing the status as "debt" for Federal income tax purposes of a security having terms identical to the Debentures. This opinion merely represents and is based upon our best judgment regarding the application of Federal income tax laws and is not binding on the Internal Revenue Service or the courts. The Internal Revenue Service is not precluded from successfully asserting a contrary position.

     This opinion addresses only whether the Debentures will be treated as indebtedness for United States Federal income tax purposes. The opinion does not address any other federal or any state, local or foreign tax matters arising in connection with the Debentures.

     Any change after the date hereof in the facts and circumstances relating to the Debentures or any inaccuracy in the representations, statements and assumptions upon which we have relied may affect the continuing validity of the opinion set forth herein. Further, there can be no assurance that changes in the law or its interpretation will not take place that could, either on a prospective or retroactive basis, affect the United States Federal income tax status of the Debentures for the United States Federal income tax purposes.


                                    Very truly yours,


                                    /s/ Fulbright & Jaworski L.L.P.